SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: TRUST FOR INVESTMENT MANAGERS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
2020 E. Financial Way, Suite 100, Glendora, Ca 91741

Telephone Number (including area code): (626) 852-1033

Name and address of agent for service of process:
Julie Allecta, Esq. Paul, Hastings, Janofsky & Walker Llp, 345 California St., San Francisco, Ca 94104.

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                               YES [X]     NO [ ]


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Phoenix and the State of Arizona on the 17th day of June, 1999.

Signature                        TRUST FOR INVESTMENT MANAGERS
                                 -----------------------------
                                      (Name of Registrant)

                                 By /s/ Robert H. Wadsworth
                                    --------------------------
                                             Trustee

Attest:  /s/ Chris O. Moser
         ------------------------